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                                 CARTER-WALLACE, INC.


                           EXECUTIVE PENSION BENEFITS PLAN
                         (AS AMENDED EFFECTIVE APRIL 1, 1994)


          1.   Purpose of the Plan

               This Carter-Wallace, Inc. Executive Pension Benefits Plan, as amended and restated (the "Plan"), is effective with respect to eligible employees who retire or otherwise terminate employment after having been actively employed on at least one day on or after April 1, 1994.

               The Plan is intended to replace the benefits that certain employees would be entitled to receive under the Employees' Retirement Plan of Carter-Wallace, Inc. (the "Retirement Plan"), but which cannot be paid to such employees as a result of the restrictions imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, which limit the amount of individual compensation that can be recognized and the benefits that can be provided under the Retirement Plan, or because of the exclusion from the Retirement Plan compensation base of annual pay deferred under the Carter-Wallace, Inc. Executive Savings Plan. The Plan is intended to remedy the inequities created by these limitations, as well as to provide enhanced benefits to certain executives upon their retirement or death while in active service.

               An additional purpose of the Plan is to mitigate the reduction in retirement benefits of certain key executives who elect early retirement. The Plan is also intended to protect the retirement benefit expectations of senior executives against the effects of a Change in Control and as a result of such protection to obtain the continued availability of such executives' services.

          2.   Definitions

               (a) "Annuity Starting Date" shall mean the later of (i) the date as of which a participant commences to receive, or receives in a lump sum, his vested accrued benefit under the Retirement Plan or (ii) the first business day of the month coinciding with or next following the participant's retirement or other termination of employment.

               (b) "Applicable Interest Rate" shall mean the interest rate used under the Retirement Plan as of the Annuity Starting Date, or, if earlier, the Retirement Benefit Date, for purposes of determining lump-sum benefits.

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               (c)  "Cause" shall mean the conviction of a felony involving injury to the Company's business or assets.

               (d) "Change in Control" shall have the meaning ascribed thereto in Section 10.

               (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

               (f) "Company" shall mean Carter-Wallace, Inc. and any successor thereto.

               (g) "Corporate Officer" shall mean an elected corporate officer of the Company, or an employee or former employee who was an elected corporate officer of the Company at any time after first becoming eligible to elect an immediate retirement benefit under the Retirement Plan.

               (h) "Death Benefit Date" shall mean the date following a participant's death and preceding his Annuity Starting Date that is (i) the earliest date as of which a participant's spouse is eligible to begin receiving a 50 percent preretirement survivor annuity under the Retirement Plan, or (ii) if earlier, 30 days after the occurrence of a Change in Control.

               (i) "Earliest Retirement Date" shall mean the earliest date as of which a participant could elect to retire and begin receiving his benefit under the Retirement Plan, based on the participant's service rendered through the date on which the Earliest Retirement Date is being determined.

               (j) "Executive Savings Plan" shall mean the Carter-Wallace, Inc. Executive Savings Plan, as amended from time to time.

               (k) "Immediate Annuity" as of a reference date shall mean a single life annuity commencing on such date.

               (l) "Includible Compensation" shall mean compensation as defined for benefit calculation purposes under the
                    Retirement Plan, but calculated without regard to the limitation imposed by Section 401(a)(17) of the Code and without excluding amounts that would have constituted includible compensation for benefit calculation purposes under the Retirement Plan had the participant not elected to defer such amounts under the Executive Savings Plan. In addition, in the case of a participant who was a Corporate Officer on the date of his retirement or other termination of employment, or at any time during the six-month period ending on such date, such participant's Includible Compensation during any period relevant to the calculation of his benefit under the Plan shall include any bonuses accrued by such participant during such period under the Company's profit-sharing plan (whether or not the payment of such bonuses is deferred). For purposes of the preceding sentence, a bonus shall be deemed to "accrue" only if it is ultimately

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                    awarded,  and then shall be deemed  to have  accrued
                    ratably  over   the  12  months of the Company's fiscal
                    year to which the  bonus relates (or, in   the  case of
                    a  prorated   bonus  awarded  to  a participant who
                    retires or otherwise separates from service before the end of the fiscal year, over the months of service during such fiscal year on account of which the bonus is awarded).

               (m) "Modified Average Compensation" shall mean 12 times the average monthly Includible Compensation of a participant during the 60 months (not necessarily consecutive) out of the participant's last 120 months of continuous service (as defined in the Retirement
                    Plan) affording the highest such average (or during all months of continuous service if less than 60 months).

               (n) "Normal Retirement Date" shall mean the participant's normal retirement date under the Retirement Plan.

               (o) "Plan" shall mean this Carter-Wallace, Inc. Executive Pension Benefits Plan, as amended from time to time.

               (p)  "Retirement   Benefit  Date"  shall  have  the  meaning
                    ascribed thereto in Section 8.

               (q) "Retirement Plan" shall mean the Employees' Retirement Plan of Carter-Wallace, Inc., as amended from time to time.

               (r) "Savings Plan" shall mean the Carter-Wallace, Inc. Supplemental Retirement and Savings Plan, as amended from time to time.

               (s) "Supplemental Preretirement Death Benefit" shall mean the benefit payable under the Plan pursuant to Section 6.

               (t)  "Supplemental  Retirement  Benefit"   shall  mean   the
                    benefit payable under the Plan pursuant to Section 5.

          3.   Participation

               Participation in this Plan shall be limited to (i) those employees of the Company whose benefits under the Retirement Plan would be adversely affected by the limitations imposed by Sections 401(a)(17) or 415 of the Code or by the deferral of annual pay under the Executive Savings Plan, and (ii) Corporate Officers. In determining whether an employee's benefit under the Retirement Plan has been adversely affected by Section 415 of the Code, any contributions made to the Savings Plan by the employee which are not matched by the Company, i.e., which exceeded 4% of his compensation as defined in the Savings Plan, shall not be taken into account. Each affected employee shall automatically become a participant in the Plan whenever the application of either of the foregoing Code sections, in the manner described, or the deferral of annual pay under the Executive

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               Savings Plan, would reduce the benefit payable to him under the Retirement Plan in any manner.

          4.   Vesting

               A benefit shall be payable under this Plan only to the extent that it is vested. A participant's benefits hereunder shall vest in accordance with the vesting provisions of the Retirement Plan (i.e., at the same time and to the same extent that his benefit under such plan vests); provided, however, that a participant's benefits under the Retirement Plan following a Change in Control shall be deemed to be fully vested for purposes of determining his benefits under this Plan if the participant was actively employed by the Company immediately before such Change in Control, or if his employment with the Company was involuntarily terminated (other than for Cause) by the Company within six months prior to such Change in Control.

          5.   Supplemental Retirement Benefit

               (a) Each participant shall be entitled under this Plan to a benefit (the "Supplemental Retirement Benefit") commencing on his Retirement Benefit Date, provided that no benefit shall be payable pursuant to this
                    Section 5 after the death of a participant occurring before his Annuity Starting Date. The amount of such benefit shall be determined by applying the following steps (or, if applicable, the steps described in Section 5(b)), modified, to the extent applicable, by Sections 5(c) through 5(e):

                    (1) Determine the participant's accrued benefit (expressed as an Immediate Annuity as of the Annuity Starting Date) under the applicable provisions of the Retirement Plan, calculated (i) by substituting Modified Average Compensation for the Retirement Plan's definition of final average compensation, and (ii) without regard to any benefit limitation pursuant to Section 415 of the Code. Such Immediate Annuity value shall be determined using the early retirement reduction factors and actuarial assumptions applicable under the Retirement Plan as of the Annuity Starting Date.

                    (2) Determine the greater of (a) the participant's actual accrued benefit under the Retirement Plan or (b) the participant's accrued benefit that would have resulted under the Retirement Plan if his Participant Contributions to the Savings Plan had never exceeded 4% of his compensation as defined in the Savings Plan, such accrued benefit being expressed in either case as an Immediate Annuity as of the Annuity Starting Date using the early retirement reduction factors and actuarial assumptions applicable under the Retirement Plan as of the Annuity Starting Date.

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                    (3)  Subtract the benefit determined in Step 2 from the
                         benefit determined in Step 1.

                    (4) Convert the net benefit determined in Step 3 to an equivalent benefit payable as of the Retirement Benefit Date in the form in which the participant's Supplemental Retirement Benefit under the Plan is payable, using whichever of the following procedures is applicable:

                         (A) If the participant's benefit is payable in the form of annuity, determine such equivalent benefit using the early retirement and actuarial assumptions employed in Step 1.


                         (B) If the participant's benefit is payable in a lump sum, convert the net benefit determined in Step 3 to an equivalent lump-sum payment as of the Annuity Starting Date using the actuarial assumptions applicable under the Retirement Plan as of such date. If the
                              Retirement Benefit Date is later than the Annuity Starting Date, the amount calculated pursuant to the preceding sentence shall then be credited with interest at the Applicable Interest Rate, compounded annually, for the period between the Annuity Starting Date and the Retirement Benefit Date.

               (b) If, as a result of a Change in Control, a participant's Retirement Benefit Date precedes his Annuity Starting Date, the Supplemental Retirement Benefit payable in a lump sum on such Retirement Benefit Date shall be calculated in the manner set forth in this Section 5(b) rather than as set forth in Section 5(a):

                    (1)  Determine   the   lump-sum   value   as   of   the
                         participant's Earliest Retirement Date of his accrued benefit under the applicable provisions of the Retirement Plan, calculated (i) by substituting for benefit calculation purposes Modified Average Compensation for the Retirement Plan's definition of final average compensation, and (ii) without regard to any benefit limitation pursuant to Section 415 of the Code. Such lump-sum value shall be determined using the early retirement reduction factors and actuarial assumptions applicable under the Retirement Plan as of the Retirement Benefit Date.

                    (2) Determine the greater of (a) the lump-sum amount that would be payable to the participant under the Retirement Plan on the Earliest Retirement Date and (b) the lump-sum amount that would be payable to the participant under the Retirement Plan on the Earliest Retirement Date if his Participant Contributions to the Savings Plan had never exceeded 4% of his compensation as defined in the Savings Plan. Such lump-sum amounts shall be determined by (i) using the early retirement reduction factors and actuarial assumptions applicable under the Retirement Plan as of the

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                         Retirement Benefit Date and (ii) projecting future
                         increases in the limitations under Section 415 of the Code in such manner as the enrolled actuary for the Retirement Plan shall determine.

                    (3) Subtract the amount obtained in Step 2 from the amount obtained in Step 1 and, if the Retirement Benefit Date is earlier than the Earliest Retirement Date, discount the difference to its present value as of the Retirement Benefit Date using the Applicable Interest Rate. The result is the participant's Supplemental Retirement Benefit.

               (c) Except as otherwise provided in Section 5(d), in the case of a participant who was a Corporate Officer on the date of his retirement or other termination of employment, or at any time during the six-month period ending on such date, the calculations in Step 1 of
                    Section  5(a)   or  of   Section  5(b),   whichever  is
                    applicable, shall be modified as set forth in subsections (1) and (2) below:

                    (1) In determining credited service for benefit calculation purposes, the participant shall be deemed to have become a participant in the Retirement Plan on the date his participation would have commenced if the eligibility requirements of the Retirement Plan as in effect on April 1, 1994 had been in effect under such plan on and after the date the participant became an employee.

                    (2)  There   shall  be   substituted   for  the   early
                         retirement reduction factors under the Retirement Plan the following factors:

                              Age       Reduction Factor
                              ---       ----------------

                              62-65            0%
                               61              3%
                               60              6%
                               59             12%
                               58             18%
                               57             24%
                               56             30%
                               55             36%

               (d) In the case of a participant who (a) is employed by the Company immediately prior to a Change in Control, or whose employment with the Company is involuntarily terminated (other than for Cause) by the Company within six months prior to a Change in Control and (b) was a Corporate Officer at any time during the six-month period ending on the date of such Change in Control,
                    (i) the calculations in Step 1 of Section 5(a) or Step 1 of Section 5(b), whichever is applicable, shall be modified by eliminating any early retirement reduction factors, and (ii) the calculation in Step 3 of Section 5(b), if applicable, shall be modified

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                    by applying a zero percent discount rate in lieu of the
                    Applicable Interest Rate.

               (e) If a participant's employment continues past his original Retirement Benefit Date occurring by reason of a Change in Control, he shall continue to accrue benefits under the Plan and shall become entitled to a second benefit as of his subsequent Retirement Benefit Date (as determined under Section 8 without regard to the occurrence of such Change in Control). The amount of such benefit shall be (x) the benefit to which he would otherwise be entitled under the terms of the Plan, offset by (y) the lump-sum amount paid to him on the original Retirement Benefit Date plus interest, compounded annually, at the Applicable Interest Rate in effect on such original Retirement Benefit Date, credited from the original Retirement Benefit Date to such subsequent Retirement Benefit Date. If such second benefit is payable in a form other than a lump sum, the offset amount calculated in clause (y) of the preceding sentence shall be converted to an equivalent benefit in the form in which the participant's benefit is payable, using the early retirement reduction factors and actuarial assumptions applicable under the Retirement Plan as of such subsequent Retirement Benefit Date.

          6.   Supplemental Preretirement Death Benefit

               (a) In the case of a participant who dies before receiving a benefit under this Plan and before his Annuity Starting Date and whose spouse is entitled to a 50 percent preretirement survivor annuity under the Retirement Plan, a Supplemental Preretirement Death Benefit shall be payable to the participant's spouse commencing on the Death Benefit Date pursuant to this
                    Section 6.

               (b) A participant's Supplemental Preretirement Death Benefit shall be paid in the form of an annuity over the lifetime of the participant's spouse unless the participant shall have filed with the plan administrator a valid election to have such benefit paid in a lump sum. Such an election may be made or revoked at any time, provided, however, that no such election or revocation shall be valid in the event of the participant's death within one year after such election or revocation is made.

               (c) The Supplemental Preretirement Death Benefit shall be calculated using the procedures set forth in Section 5, modified by substituting the Death Benefit Date for the Retirement Benefit Date and applying such procedures to the 50 percent preretirement survivor annuity under the Retirement Plan rather than the participant's accrued benefit under such plan.

               (d) In the event of a participant's death following his original Retirement Benefit Date occurring by reason of a Change in Control, but before receiving the portion of his benefit attributable to service rendered after such original Retirement Benefit Date, his Supplemental Preretirement Death Benefit, as calculated pursuant to the

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                    preceding  paragraph, shall be offset  by the lump-sum
                    payment previously distributed to him on his original Retirement Benefit Date plus interest, compounded annually, at the Applicable Interest Rate in effect on his original Retirement Benefit Date.


          7.   Elections

               (a) As soon as practicable following his commencement of participation in the Plan, each participant shall file an election with the plan administrator, on such form as the administrator shall prescribe, specifying (i) the form in which his Supplemental Retirement Benefit is to be paid and (ii) the time at which such benefit is to commence or is to be paid in a lump sum.

               (b) An election pursuant to Section 7(a) may be changed from time to time, provided, however, that no such change shall be valid if the participant's separation from service from the Company occurs less than one year after the date on which such change is made. Notwithstanding the preceding sentence, if a participant whose most recent valid election is for an annuity form of benefit demonstrates to the satisfaction of the administrator that a relevant change in family circumstances has occurred since the filing of such election, such participant may change his election to a different form of annuity (but not to a lump sum) commencing on the same date as that specified on such prior election, or may designate a new contingent beneficiary, without regard to such one-year requirement.

               (c) The forms of benefit that a participant may elect under the Plan are (i) a lump sum and (ii) any form of annuity available (as determined without regard to spousal consent rules) under the Retirement Plan.

               (d) A participant who elects a joint and survivor form of benefit shall designate his contingent beneficiary in conjunction with such election. In the event of such contingent beneficiary's death before the Retirement Benefit Date, the participant's Supplemental Retirement Benefit shall be paid in the form of a single life annuity unless he has filed a valid change in election form pursuant to Section 7(b).

               (e) In the event of a participant's death following his Annuity Starting Date but before his Retirement Benefit Date, notwithstanding any contrary provision herein his Supplemental Retirement Benefit shall be paid in a lump sum within 30 days after the administrator receives notification of such death.

          8.   Payment of Supplemental Retirement Benefit

               A participant's Supplemental Retirement Benefit shall commence, or shall be paid in a lump sum, on the date (the "Retirement Benefit Date") which is (a) the first business day of the month coinciding with or next following the latest of (i) the date specified in his most recent election or valid change in election pursuant to Section 7, but in no event
                                         -8-
               later than his Normal Retirement Date or later date of actual retirement, (ii) the date of his retirement or other separation from service, or (iii) his Annuity Starting Date, or (b) if earlier, 30 days following the occurrence of a Change in Control. Such benefit shall be paid in the form elected in the most recent valid election filed by the participant pursuant to Section 7 except in the event of a Change in Control, in which event such benefit shall be paid in a lump sum irrespective of the form of benefit elected by the participant.

          9.   Other Plans

               If an employee is entitled to a benefit under a defined benefit plan maintained by the Company other than the Retirement Plan, and if such benefit is required to be taken into account for purposes of Section 415 of the Code, such benefits shall be added to the benefits accrued under the Retirement Plan for purposes of determining whether the employee is entitled to participate in the Plan and the amount of any benefit payable hereunder.

          10.  Change in Control

               (a) For purposes of this Plan, a Change in Control shall mean the acquisition by any person (including an individual, a corporation, a partnership, an association, a joint-stock company, a trust, or any unincorporated organization, but excluding a member of the Hoyt Family, a trust primarily for the benefit of members of the Hoyt Family or parties controlled by members of the Hoyt Family) in one or in a series of transactions of (i) shares of stock which would, alone or aggregated with shares of stock already owned by such person, result in such person owning more than 50 percent of the voting power of the securities of the Company possessing the right to vote on the election of directors and all other matters which require the approval of shareholders generally; (ii) all or substantially all of the properties and assets of the Company; or (iii) the power, whether direct or indirect, whether exercised or not, to direct or cause the direction of the management or policies of the Company, whether through record or beneficial ownership of voting securities or other equity or debt interests, by contract, by proxy or otherwise. For purposes of this definition, the "Hoyt Family" shall mean the family of Henry H. Hoyt, Sr., his descendants, and members of such descendants' families.


               (b) In the case of any participant for whom the payment in the form of an annuity of a Supplemental Retirement Benefit or Supplemental Preretirement Death Benefit has commenced as of the time of the Change in Control, the payment of such annuity shall be discontinued and in lieu thereof the actuarial present value (as determined by applying the principles of Section 5) of future payments under such annuity shall be paid in a lump sum within 30 days following such Change in Control.

               (c)  If a participant becomes subject to an excise tax under
                    Section 4999 of the Code upon the occurrence of a Change in Control, the amount of any benefit payable under the Plan with respect to such participant shall be increased by the amount necessary to make him whole, on an after-tax basis (based on applicable federal, state, and local income tax rates and after giving effect to the federal deduction arising from such state or local income taxes), for the amount of increase in such excise tax arising as a result of the payment of such benefit.

          11.  Administration

               This Plan shall be administered by the Retirement Committee established to manage the Retirement and Savings Plans. The Retirement Committee shall have discretionary authority to interpret the Plan, and the Retirement Committee's good-faith determination with respect to any issue relating to the interpretation of the Plan shall be conclusive and final.

          12.  General Provisions

               (a) The establishment of the Plan shall not be construed as conferring any legal rights upon any participant for a continuation of employment, nor shall it interfere with the rights of the Company to discharge a participant and to treat him without regard to the effect which such treatment might have upon him as a participant in the Plan.

               (b) As a condition to a participant's entitlement to benefits hereunder, the Company shall have the right to deduct (or cause to be deducted) from any amounts otherwise payable to a participant, whether pursuant to the Plan or otherwise, or otherwise to collect from the participant, any required withholding taxes with respect to benefits under the Plan.

               (c) Notwithstanding any provision herein to the contrary, nothing in this Plan shall require the duplication of any benefit previously paid to a participant under the Plan.

               (d) Subject to any applicable law, no benefit under the Plan shall be subject in any manner to, nor shall the Company be obligated to recognize, any purported anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall in any manner be liable for or subject to garnishment, attachment, execution, or a levy, or liable for or subject to the debts, contracts, liabilities, engagements, or torts of the participant.

               (e) The Plan shall not be construed as conferring on a participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property of any kind possessed by the Company. To the extent that a participant or any other person acquires a right to receive payments from the Company, such rights shall be no greater than the rights of an unsecured general creditor.

               (f) This plan shall be binding upon the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, and whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, by written agreement to expressly assume and agree to perform the Company's obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. The provisions of this
                    Section 12(f) shall continue to apply to each subsequent employer of the participant hereunder in the event of any subsequent merger, consolidation, or transfer of assets of such subsequent employer.

               (g) The laws of the State of New York shall govern the construction of this Plan and the rights and the liabilities hereunder of the parties hereto.

               (h) The masculine pronoun shall mean the feminine wherever appropriate.

          13.  Plan Year

               The plan year shall be the calendar year.

          14.  Recalculation of Benefits

               In the case of a participant whose Includible Compensation includes his accrued bonus under the Company's profit-sharing plan, the participant's entitlement to, and amount of, any such accrued bonus for the fiscal year in which, or immediately following which, he retires or otherwise separates from service may not be determinable at the time the participant's benefit commences or is paid in a lump sum. In such event, the participant's benefit payment or payments shall initially be based on the assumption that his accrued bonus for such fiscal year is zero. In the event the participant is subsequently awarded a bonus on account of such fiscal year, his benefit under the Plan shall be recalculated. If such recalculation results in an increased benefit, the Company shall, within 30 days after the date the amount of such bonus award is determined, pay the participant (or, in the case of a supplemental preretirement death benefit, his spouse) a single-sum adjustment equal to the aggregate amount by which the benefit payment or payments previously made with respect to the participant would have been increased if such recalculation had been given effect. The recalculation shall also be taken into account for purposes of determining the amount of any subsequent benefit payments under the Plan.

          15.  Source of Benefits

               The Plan is an unfunded plan maintained by the Company for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Benefits under the Plan shall be payable from the general assets of the Company except to the extent paid from the Carter-Wallace, Inc. Executive Plan Trust, and any payment made from such trust on account of a participant shall reduce the Company's obligation hereunder with respect to such participant. The Plan shall not be construed as conferring on a participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property of any kind possessed by the Company. To the extent that a participant or any other person acquires a right to receive payments from the Company, such right shall be no greater than the right of an unsecured general creditor.

          16.  Effective Date

               This Plan shall be effective upon adoption by the Board of Directors of the Company.

          17.  Amendment or Termination

               The Board of Directors of the Company reserves the right to amend or terminate this Plan at any time; provided, however, that without such participant's written consent, (i) no amendment or termination of the Plan shall adversely affect the right of any participant to receive, or otherwise result in a material adverse effect on such participant's rights under the Plan with respect to, his accrued vested benefits (including contingent rights conditioned upon a subsequent
               Change in Control), as determined as of the date of amendment or termination, and (ii) no amendment (other than one which has no material adverse effect on such participant) or termination of the Plan shall be effective with respect to such participant if he was a Corporate Officer immediately prior to such amendment or termination.